Exhibit 21

Registrant and Subsidiaries of the Registrant

                                                      Percent of Voting
                                        State of      Securities Owned
                                      Incorporation       By the Registrant

Coachmen Industries, Inc. (Registrant)   Indiana

Coachmen Recreational Vehicle
      Company, Inc.                      Indiana             100%
Prodesign, Inc.                          Indiana             100%
Shasta Industries, Inc.                  Indiana             100%
The Lux Co., Inc.                        Indiana             100%
Michiana Easy Livin' Country, Inc.       Indiana             100%
All American Homes, Inc.                 Indiana             100%
Clarion Motors Corporation               Indiana             100%
Coachmen Foreign Sales Corporation  U.S. Virgin Islands      100%
Viking Recreational Vehicles, Inc.       Michigan            100%
Northwoods RV Country, Inc.              Michigan            100%
Georgie Boy Mfg., Inc.                   Indiana             100%
GBMD, Inc.                               Indiana             100%
Coachmen Industries of Texas, Inc.         Texas             100%
Coachmen Industries of Oregon, Inc.       Oregon             100%
Coachmen Industries of California, Inc. California           100%
Freeway Easy Livin' Country, Inc.       California           100%
Gulf Coast Easy Livin' Country, Inc.      Florida            100%
VFP Composites, Inc.                      Florida            100%
Rover, Inc.                                 Ohio             100%
All American Homes of Iowa, Inc.            Iowa             100%
Southern Ambulance Builders, Inc.         Georgia            100%
Colfax Country RV, Inc.                North Carolina        100%
All American Homes of
     North Carolina, Inc.              North Carolina        100%
All American Homes of Tennessee, Inc.     Tennessee          100%
All American Homes of Ohio, Inc.            Ohio             100%